Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

INPIXON

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
	Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share(1)	457(f)(2)	180,632,410	$0.0003	(3)	$54,189.72	0.0001476	$8.00
Fees Previously Paid			—	—	—		—	—	—
	Carry Forward Securities
Carry Forward Securities	—	—	—	—			—			—	—	—	—
	Total Offering Amounts						$54,189.72		$8.00
	Total Fees Previously Paid								$1,861.31
	Total Fee Offsets								—
	Net Fee Due								$0.00

(1)	Based on the maximum number of shares of common stock, par value $0.001 per share (“New Inpixon Common Stock”), of Inpixon, a Nevada corporation (“Inpixon”), the registrant, estimated to be issued or issuable, or reserved for issuance, in connection with the business combination between Inpixon, Superfly Merger Sub Inc. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of Inpixon (“Merger Sub”), and XTI Aircraft Company, a Delaware corporation (“XTI”), pursuant to that certain Agreement and Plan of Merger, dated July 24, 2023, by and among, Inpixon, Merger Sub and XTI (as it may be amended from time to time, the “Merger Agreement”), as described in the proxy statement/prospectus that forms a part of this Registration Statement (the “Merger”). Such maximum number of shares of New Inpixon Common Stock is based on the sum of (i) 83,312,199 shares of New Inpixon Common Stock issuable to holders of XTI common stock who did not execute the XTI Stockholder Consent that will, pursuant to the Merger Agreement, be converted into shares of New Inpixon Common Stock based on the Exchange Ratio, including shares of New Inpixon Common Stock issuable to holders of XTI convertible notes to be converted into XTI common stock immediately prior to the effective time of the Merger (the “Effective Time”), (ii) 51,248,108 shares of New Inpixon Common Stock issuable in connection with the assumption by Inpixon of all options to purchase shares of XTI common stock outstanding and unexercised immediately prior to the Effective Time, to holders of options to purchase XTI common stock issued under XTI’s equity incentive plans that will, pursuant to the Merger Agreement, be converted into options to purchase shares of New Inpixon Common Stock based on the Exchange Ratio, (iii) 2,154,198 shares of New Inpixon Common Stock issuable in connection with the assumption by Inpixon of all options to purchase shares of XTI common stock outstanding and unexercised immediately prior to the Effective Time, to holders of options to purchase XTI common stock issued in connection with XTI financing transactions that will, pursuant to the Merger Agreement, be converted into options to purchase shares of New Inpixon Common Stock based on the Exchange Ratio, (iv) 35,513,081 shares of New Inpixon Common Stock issuable in connection with the assumption by Inpixon of all warrants to purchase shares of XTI common stock outstanding and unexercised immediately prior to the Effective Time to holders of warrants to purchase shares of XTI common stock that will, pursuant to the Merger Agreement, be converted into warrants to purchase shares of New Inpixon Common Stock based on the Exchange Ratio, and (v) 8,404,824 shares of New Inpixon Common Stock issuable in connection with the assumption by Inpixon of a convertible promissory note of XTI dated April 1, 2023, in the initial principal amount of $1,817,980 (as amended) which will become convertible into shares of New Inpixon Common Stock upon the Effective Time. The share amounts of New Inpixon Common Stock provided in this Exhibit 107 assumes that (x) Inpixon’s outstanding warrants to purchase up to 141,000,000 shares of Inpixon Common Stock pursuant to that certain warrant purchase agreement dated May 15, 2023 will all be exercised prior to the Effective Time, (y) Inpixon has effected a reverse stock split of common stock of Inpixon at a ratio of at least 1-for-2 (which is the minimum reverse split ratio within the range of 1-for-2 to 1-for-50 previously approved by the stockholders of Inpixon at the special meeting of Inpixon stockholders held on September 29, 2023) prior to the Effective Time, resulting in an estimated post-split Exchange Ratio (which is subject to adjustments prior to the Effective Time) of approximately 4.103234632 shares of New Inpixon Common Stock for each outstanding share of XTI common stock.

(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act based upon an amount equal to one-third of the par value of the XTI securities to be exchanged in the Merger as of immediately prior to the Merger. XTI is a private company, no market exists for its securities and XTI has an accumulated capital deficit.